                                                                    EXHIBIT 12.1

BRUNSWICK CORPORATION
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(DOLLARS IN MILLIONS)

                                              SIX MONTHS
                                                ENDED
                                               JUNE 30,                             YEAR ENDED DECEMBER 31,
                                               --------            --------------------------------------------------------
                                            1996       1995            1995       1994        1993       1992      1991
                                            ----       ----            ----       ----        ----       ----      ----
 EARNINGS AS ADJUSTED
   Earnings from continuing operations
      before extraordinary item and
      cumulative effect of accounting
      changes  . . . . . . . . . . . . .    116.2       77.3           134.2      129.0        54.5      39.7      (35.0)

   Income tax provision  . . . . . . . .     69.7       44.4            73.9       69.4        32.0      22.3       (5.5)
   Interest expense  . . . . . . . . . .     16.0       15.9            32.5       28.5        27.2      29.9       32.0
   Interest portion of rent expense  . .      3.6        3.6             7.2        7.1         7.5       7.5        8.0
   Equity in earnings of less-than 50%
      owned affiliates . . . . . . . . .      0.0        0.0             0.1        0.0         0.2       0.2        0.1
   Dividends received from less-than
      50% owned affiliates . . . . . . .      0.0        0.0             0.0        0.0         0.0       0.0        0.0
                                            -----      -----           -----      -----       -----      ----      -----
                                            205.5      141.2           247.9      234.0       121.4      99.6       (0.4)
                                            =====      =====           =====      =====       =====      ====      =====


 FIXED CHARGES
   Interest expense  . . . . . . . . . .     16.0       15.9            32.5       28.5        27.2      29.9       32.0
   Interest portion of rent expense  . .      3.6        3.6             7.2        7.1         7.5       7.5        8.0
   Capitalized interest  . . . . . . . .      0.0        0.0             0.0        0.0         0.4       0.8        0.0
                                             ----       ----            ----       ----        ----      ----       ----
                                             19.6       19.5            39.7       35.6        35.1      38.2       40.0
                                             ====       ====            ====       ====        ====      ====       ====

 RATIO OF EARNINGS TO FIXED CHARGES          10.5        7.2             6.2        6.6         3.5       2.6        0.0
                                             ====        ===             ===        ===         ===       ===        ===


 INADEQUACY OF COVERAGE(a)                    0.0        0.0             0.0        0.0         0.0       0.0       40.4
                                              ===        ===             ===        ===         ===       ===       ====


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(a)      The Company's 1991 loss from continuing operations includes litigation charges of $38.0 million ($23.6 million after-tax).